Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Paul Bowman, CFO	Kelly Hamor
Cymer, Inc.	Formula
(858) 385-5312	(619) 234-0345
pbowman@cymer.com	Hamor@formulapr.com

CYMER REPORTS FIRST QUARTER 2010 OPERATING RESULTS

SAN DIEGO, Calif., April 22, 2010 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to create advanced semiconductor chips, today announced operating results for the first quarter ended March 31, 2010.

For the first quarter of 2010:

•

net income totaled $16,005,000 equal to $0.53 per share (diluted), compared to net loss of $11,487,000, equal to a loss of $0.39 per share (diluted) in the first quarter of 2009 and net income of $12,153,000, equal to $0.40 per share (diluted), in the fourth quarter of 2009.

•	revenue totaled $113,781,000 compared to revenue of $56,499,000 in the first quarter of 2009, and revenue of $96,404,000 in the fourth quarter of 2009.

Commenting on first quarter results, Bob Akins, Cymer’s chief executive officer, said, “We are off to a solid start in 2010. Semiconductor fabs are operating at significantly higher utilization levels as compared to this time last year, and investment in argon fluoride (ArF) immersion lithography is being driven by technology transition buys in all three chipmaking sectors. First quarter revenue exceeded our January guidance increasing approximately 18 percent over fourth quarter 2009 as we responded to customer requests to accelerate deliveries of ArF immersion units from the second quarter. We also delivered a higher level of gross margin as we continued to realize the benefits of our 2008 and 2009 sustainable operating improvements.”

In the first quarter of 2010, the company shipped 24 light sources, of which 16 were ArF immersion, 7 were krypton fluoride (KrF), and 1 was ArF dry. The company installed 18 light sources at chipmaker locations during the quarter. The company reported gross profit of $56.8 million for the first quarter of 2010, yielding a 50 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $34.2 million. Increased investments in extreme ultraviolet (EUV) source development and TCZ development and market penetration, as well as the reinstatement of various variable compensation programs drove a higher level of operating expense. Total operating income was $22.6 million or approximately 20 percent of revenue. The first quarter effective tax rate was 30 percent. As of March 31, 2010, cash and investments totaled $172 million.

Deep ultraviolet (DUV) bookings for the first quarter of 2010 totaled $111.6 million, resulting in a book-to-bill ratio of 0.98. Seventy five percent of the light source bookings in the first quarter were ArF immersion and 25 percent were KrF. The company ended the quarter with a DUV backlog of approximately $43.8 million, with ArF immersion light sources comprising approximately 92 percent of the value of sources in backlog.

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CYMER REPORTS FIRST QUARTER 2010 OPERATING RESULTS	Page 2 of 6

Corporate Outlook

Commenting on the outlook, Akins stated, “For Cymer, 2010 represents a year of growth and continued investment in promising new light source and display manufacturing technologies. We anticipate that ArF immersion will continue to represent the majority of our second quarter light source shipments and we expect to ship several KrF sources. We also anticipate that Installed Base Products revenue will increase driven by installed base growth, higher pulse utilization, and a more favorable mix of ArF immersion pulses. We believe our investment in EUV commercialization and TCZ market penetration positions us strategically for future growth and market leadership.”

Based on information available at this time, Cymer is providing the following guidance for the second quarter of 2010:

•	Revenue to be in the range of $115 to $120 million.

•	Gross margin to be approximately 50 percent.

•	Research and development expenses to be approximately $21 million.

•	Sales, marketing, general and administrative expenses to be approximately $15 million.

•	The second quarter effective tax rate to be approximately 31 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, April 22, 2010, to discuss first quarter 2010 operating results and second quarter 2010 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding the effects of higher fab utilization levels, ArF immersion technology investment, the benefits of the company’s operational improvements, the industry’s transition to EUV lithography and the statements under the caption “Corporate Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

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CYMER REPORTS FIRST QUARTER 2010 OPERATING RESULTS	Page 3 of 6

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,300 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

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CYMER REPORTS FIRST QUARTER 2010 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Product sales	$113,781	$56,295
Product sales - related party	—	204

Total revenues	113,781	56,499

Cost of revenues	56,965	34,958

Gross profit	56,816	21,541

Operating expenses:
Research and development	19,885	18,443
Sales and marketing	5,134	3,963
General and administrative	9,211	7,244
Restructuring	—	8,407

Total operating expenses	34,230	38,057

Operating income (loss)	22,586	(16,516)

Other income (expense):
Foreign currency exchange gain (loss)	104	(1,933)
Interest and other income	140	603
Interest and other expense	(177)	(763)

Total other income (expense) - net	67	(2,093)

Income (loss) before income tax expense (benefit)	22,653	(18,609)

Income tax expense (benefit)	6,796	(6,513)

Net income (loss)	$15,857	($12,096)

Net loss attributable to noncontrolling interest in subsidiary	148	609

Net income (loss) attributable to Cymer, Inc.	$16,005	($11,487)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.53	($0.39)

Weighted average common shares outstanding-basic	29,997	29,640

Diluted earnings (loss) per share	$0.53	($0.39)

Weighted average common shares outstanding-diluted	30,325	29,640

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CYMER REPORTS FIRST QUARTER 2010 OPERATING RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 31	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$116,919	$118,381
Restricted cash	2,261	1,200
Short-term investments	52,332	62,895
Accounts receivable - net	101,367	76,792
Accounts receivable - related party	—	732
Inventories	188,561	185,077
Deferred and prepaid income taxes	49,935	45,689
Prepaid expenses and other assets	11,707	12,121

Total current assets	523,082	502,887
Property and equipment-net	106,333	106,755
Long-term investments	—	5,167
Deferred income taxes	27,762	26,998
Goodwill	8,833	8,833
Intangible assets-net	8,156	8,327
Other assets	5,679	5,951

Total assets	$679,845	$664,918

LIABILITlES
Current liabilities:
Accounts payable	$31,023	$21,756
Accounts payable - related party	—	9,284
Accrued warranty	16,240	16,640
Accrued payroll and benefits	14,068	16,434
Deferred and accrued income taxes	10,632	12,363
Deferred revenue	21,997	22,339
Accrued and other current liabilities	8,979	4,807

Total current liabilities	102,939	103,623
Accrued income taxes	10,414	11,562
Deferred revenue	837	525
Other liabilities	7,009	7,570

Total liabilities	121,199	123,280

EQUITY
Cymer, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	43	43
Additional paid-in capital	602,579	598,314
Treasury stock at cost	(473,580)	(473,580)
Accumulated other comprehensive loss	(9,151)	(8,280)
Retained earnings	438,755	422,750

Total Cymer, Inc. stockholders’ equity	558,646	539,247
Noncontrolling interest	—	2,391

Total equity	558,646	541,638

Total liabilities and equity	$679,845	$664,918

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CYMER REPORTS FIRST QUARTER 2010 OPERATING RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Operating activities:
Net income (loss)	$15,857	($12,096)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,988	6,180
Stock-based compensation	2,304	837
Bad debt expense	(412)	1,049
Excess tax benefits from stock option exercises	(502)	(5)
Provision for deferred income taxes	(4,585)	1,155
Loss on disposal or impairment of property and equipment	61	583
Change in assets and liabilities:
Restricted cash	(1,061)	—
Accounts receivable	(23,907)	12,393
Accounts receivable - related party	732	214
Inventories	(3,518)	10,642
Prepaid expenses and other assets	662	1,808
Income taxes receivable	—	(11,707)
Accounts payable	11,119	(6,932)
Accounts payable - related party	(9,284)	(846)
Accrued expenses and other liabilities	(550)	(10,277)
Deferred revenue	(30)	(598)
Income taxes payable and accrued income taxes	(2,919)	(1,511)

Net cash used in operating activities	(11,045)	(9,111)

Investing activities:
Acquisition of property and equipment	(6,737)	(1,002)
Purchases of investments	(7,697)	(1,517)
Proceeds from sold or matured investments	23,389	13,605

Net cash provided by investing activities	8,955	11,086

Financing activities:
Proceeds from issuance of common stock	942	296
Acquisition of non-controlling interest in subsidiary	(728)	—
Repayment of convertible subordinated note	—	(140,722)
Excess tax benefits from stock option exercises	502	5

Net cash provided by (used in) financing activities	716	(140,421)

Effect of exchange rate changes on cash and cash equivalents	(88)	(2,830)

Net decrease in cash and cash equivalents	(1,462)	(141,276)
Cash and cash equivalents at beginning of the period	118,381	252,391

Cash and cash equivalents at end of the period	$116,919	$111,115

Supplemental disclosure of cash flow information
Interest paid	$59	$2,568

Income taxes paid	$10,992	$5,381

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